SYRATECH CORPORATION AND SUBSIDIARIES
                         COMPUTATION OF RATIO OF EARNINGS
                       BEFORE FIXED CHARGES TO FIXED CHARGES
                           (in thousands, except ratios)

                                                                                                             Quarter
                                                                                                              Ended
                                                                 Year Ended December 31,                     March 31
                                                    ---------------------------------------------        --------------
                                                       1995               1996              1997               1998
                                                      ------             ------            ------             ------
Excess (deficiency) of earnings
     available to cover fixed charges (1)
Earnings:
   Income (loss) before income taxes                 $20,039           $ 32,623          $ (6,464)          $ (9,097)
Add: Fixed charges                                       894              4,886            18,112              5,483
                                                      ------             ------            ------             ------

   Earnings, as adjusted                              20,933             37,509            11,648             (3,614)
                                                      ------             ------            ------             ------

Fixed charges:
   Interest on indebtness                                287              3,150            15,019              4,633
   Amortization of debt issuance costs                     -                  -             1,008                353
   Portion of rents representative of the
     interest factor                                     607              1,736             2,085                497
                                                      ------             ------            ------             ------


   Fixed charges                                         894              4,886            18,112              5,483
                                                      ------             ------            ------             ------

   Excess (deficiency) of earnings to fixed Charges  $20,039           $ 32,623          $ (6,464)          $ (9,097)
                                                     =======           ========          ========            =======

   Ratio of earnings to fixed charges                   23.4                7.7               -                  -

   (1) For purposes of these computations, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness and amortization of debt issuance costs, plus that portion of operating lease rental expense representative of the interest factor. The ratio of earnings to fixed charges is not shown for the year ended December 31, 1997 and for the quarter ended March 31st, 1998 due to a deficiency of earnings to fixed charges.